EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into as of February 1, 2025, by and between C2 Blockchain, Inc., a Nevada corporation with its principal place of business at 123 SE 3rd Ave #130 Miami, FL 33131 ("Company"), and Levi Jacobson ("Employee").

1. POSITION AND DUTIES

1.1. Position:
Employee shall serve as the Chief Executive Officer ("CEO") of the Company.

1.2. Duties:
Employee shall perform the customary duties of a CEO, including but not limited to overseeing company operations, strategic planning, financial management, and overall company growth.

2. COMPENSATION AND BENEFITS

2.1. Base Salary:
The Company shall pay Employee a base salary of $20,000 per month ($240,000 annually), payable in accordance with the Company’s standard payroll practices.

2.2. Performance Bonuses:
Employee shall be eligible for a performance bonus of up to $250,000 annually, subject to the achievement of specific operational and strategic milestones to be determined by the Company's Board of Directors. These milestones may include, but are not limited to:

- Uplisting the Company to a national securities exchange;

- Securing material financing or partnership agreements;

- Reaching targeted revenue growth or profitability levels;

- Completing key acquisitions or expansion projects;

-Achieving timely and compliant SEC filings or audits.

The determination of whether the performance milestones have been met, and the amount of any bonus awarded, shall be made solely at the discretion of the Board of Directors. Any cash bonus awarded shall be paid no later than 60 days following the close of the Company’s fiscal year.

In addition to cash bonuses, the Board may, at its discretion, grant equity-based awards, such as stock options or restricted stock units, in accordance with the Company’s equity incentive plan and subject to applicable vesting schedules and Board approval.

2.3. Equity Compensation (if applicable):
Employee may be granted stock options or equity in the Company, subject to the terms and conditions of the Company’s equity incentive plan and approval by the Board of Directors.

2.4. Benefits:
Employee shall be entitled to participate in all Company-sponsored benefits, including but not limited to health insurance, retirement plans, and any other benefits available to senior executives, subject to the terms of the applicable plans.

2.5. Expense Reimbursement:
The Company shall reimburse Employee for all reasonable and necessary business expenses incurred in the course of employment, in accordance with Company policy.

3. TERM AND TERMINATION

3.1. At-Will Employment:
Employee’s employment shall be "at-will" and may be terminated by either party at any time, with or without cause, subject to the provisions of Section 3.2.

3.2. Severance:
If Employee is terminated without cause, Employee shall be entitled to severance pay equivalent to three (3) months of base salary, subject to the execution of a separation agreement.

4. CONFIDENTIALITY AND NON-COMPETE

4.1. Confidentiality:
Employee shall not disclose any confidential or proprietary information of the Company during or after employment.

4.2. Non-Compete:
For a period of twelve (12) months following termination, Employee shall not engage in any business that directly competes with the Company.

5. GENERAL PROVISIONS

5.1. Governing Law:
This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

5.2. Entire Agreement:
This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements or understandings.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

C2 Blockchain, Inc.
By: /s/ Levi Jacobson
Name: Levi Jacobson
Title: Chief Executive Officer
Date: 02/01/2025

Levi Jacobson
By: /s/ Levi Jacobson
Name: Levi Jacobson
Date: 02/01/2025